Exhibit 16.2

December 15, 2006

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Dear Sir and/or Madam:

We have read the statements about our firm included under Item 4.01 in the Form 8-K dated December 15, 2006 of LightPath Technologies, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contain therein.

Yours truly,

/s/ Cross, Fernandez & Riley, LLP

Cross, Fernandez & Riley, LLP